EXHIBIT 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 8, 2002, included in Ameristar Casinos, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001 and to all references to our firm included in this Registration Statement.

ARTHUR ANDERSEN LLP

May 10, 2002
Las Vegas, Nevada